Exhibit 23.4

CONSENT OF EXPERT

The undersigned, as authorized signatory for BRS Inc., hereby consents to the inclusion in the Registration Statement on Form F-1 of Verdera Energy Corp., which is being filed with the United States Securities and Exchange Commission, of references to BRS Inc. and to the use of the summary technical report titled “Crownpoint and Hosta Butte Uranium Project, McKinley County, New Mexico, USA” with an effective date of December 5, 2025, as amended May 20, 2026, and an effective date for the mineral resource estimate of February 25, 2025 (“Technical Report”), including any quotation from or summarization of the Technical Report in the Registration Statement on Form F-1 and related prospectus.

Dated this 27th day of May, 2026

BRS Inc.

/s/ Douglas Beahm
Name: Douglas Beahm
Title: Principal Engineer BRS Inc.